UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

CATCH BY GENE, INC.
(Exact name of registrant as specified in its charter)

Nevada	83-0505503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4-209 Medical Industry Park, Taejang-2dong, Wonju, Gangwon-do, Korea	172626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (516) 482-1200

Copies to:
Jillian Ivey Sidoti
34721 Myrtle Court
Winchester, CA 92596
FAX – 951-602-6049

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTES

In this registration statement, unless the context indicates otherwise, the terms “Catch By Gene,” “Company,” “we,” “us” and “our” refer to Catch By Gene, Inc., a Nevada corporation.

Once this Form 10 registration statement is deemed effective, we will be subject to the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “scheduled,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

The forward-looking statements in this registration statement speak only as of the date hereof and caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to certain events, risks and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this registration statement as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under Item 1A and elsewhere in this registration statement.

INDUSTRY AND MARKET DATA

This registration statement includes statistical and other industry and market data that we obtained from industry and government publications and research, surveys and studies conducted by third parties. These industry and government publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable.

WHERE YOU CAN FIND MORE INFORMATION

When this registration statement is deemed effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or the SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

Our Web site is located at http://www.cbgkorea.com. When this registration statement is effective, we will make available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings).

Our Web site is located at http://www.cbgkorea.com. When this registration statement is effective, we will make available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings).

Item 1. Business.

OUR COMPANY

INTRODUCTION

Catch By Gene is a company focused on developing and commercializing therapeutic and diagnostic products for the treatment of the hepatitis B virus (“HBV”) and detection of  the human papillomaviruses (“HPV”). The two products developed by the Company thus far include their CBG HPV-DNA Qualitative assay System and CBG HPV-DNA Identification assay System.

The Company has also developed a “Smoke Detector Kit” which can test for the usage of nicotine products. The markets for diagnostic and therapeutic products for HPV are substantial and growing, and the limitations of many current diagnostic and therapeutic products are widely recognized.

The Company is consistently researching new types of detection kits and systems for various viruses and markers. The Company is currently traded on the Pinksheets under the symbol CBYG.

COMPANY HISTORY

On September 21, 2009, Clinicares Inc., a Nevada Corporation (the “Company”) acquired 70,000 common stock of Catch by Gene Co. Ltd., a Korean Company ( “Korean Company”) representing all of the outstanding capital stock of the Company in exchange for issuing 40,000,000 shares of the Company. Upon connation of this exchange, there is a total of 44,000,000 common shares issued and outstanding. The Company has no other securities outstanding and no obligation of any kind to issue any additional capital stock warrants, options stock rights or other securities. The Company is a holding company whose asset is 100% of the registered capital of the Korean Company. All of the Company’s operations are conducted in Korea through the target company.

Due to a 100 to 1 reverse stock split, 232 shares are also outstanding due to rounding, thus with the outstanding shares totaling 44,000,232.

Catch by Gene Co. Ltd, has been in business since January 2005.

OUR PRODUCTS

CBG HBV-DNA Quantitative Assay

Relevant HBV facts

Hepatitis B is a widespread disease and nearly 5% of the world's population is currently infected with Hepatitis B virus(HBV). Moreover, almost 400 million are chronic carriers of HBV. HBV is a noncytopathic, enveloped virus, which contains a fully elucidated circular double-stranded DNA genome. HBV-DNA sequencing revealed the presence of four open reading frames, encoding for known and putative proteins, namely S(encoding for HBV-associated main surface protein), C(encoding for the nuclear core protein), P(encoding for DNA polymerase) and X(gene encoding for a polypeptide which functions as a transcriptional transactivator on various regulatory elements). As HBV causes acute and chronic necroinflammatory disease and HBV carriers face an increased risk of developing cirrhosis and hepatocellular carcinoma, information on either the presence or absence of HBV in the serum of an infected person is necessary. HBV-specific assays are routinely used for the assessment of disease activity in persistent infection, for monitoring therapeutic regimes with antiviral agents and most importantly, for evaluating the infection in a donor's blood to prevent recipients' contamination.

 CBG HBV-DNA Quantitative Assay Intended Use and Significance

The CBG HBV-DNA quantitative assay (CBG HBV DNA assay) Ver 1. is Multi-probe capture hybridization assay for the direct quantization of human hepatitis B viral DNA (HBV DNA) in HBV infected serum or plasma using the Chemiluminescent emission Analyzer. The Company received a Korean Patent for the product in 2007. (Registration No: 10-2006001281)

 This test is intended for use as an aid in the management of HBV infected individuals and is not intended for use in the diagnosis or confirmation of HBV infection.

The detection of HBV-DNA in the serum of patients is becoming an important tool in the diagnosis of HBV infections. It is used to clarify the infectious status of patients in whom the immunoassay profile of antigens or antibodies is difficult to interpret, particularly in chronic stages and in monitoring response to therapy. Of the different types of tests available to detect serum HBV DNA, the most sensitive ones use target amplification techniques, such as the PCR. Unfortunately, these assays suffer either from a lack of sensitivity or from being technically involved. Nucleic acid hybridization assays have become useful tools for the diagnosis of many infectious diseases. The detection of HBV DNA in serum by hybridization techniques is a direct measure of the quantity of virus present and correlates closely with infectivity. One of the major obstacles to the wider application of such assays has been the requirement for radiolabeled probes. The use of radioisotopes is not desirable in most laboratories because of safety considerations, and the short half-life means frequent probe preparation. More recently, an alternative nonradioactive labeling and detection system has been developed by random primer labeling of DNA with degoxigenin-dUTP. In a brief report, this system was shown to have a sensitivity comparable to that of radiolabeling in dot blot hybridization assays for HBV DNA from serum. Molecular diagnostic assays designed to detect and quantitative HBV DNA from blood samples of infected patients have become essential for monitoring HBV infection, predicting disease progression, and assessing responses to antiviral treatments. HBV DNA appears in the blood of patients shortly after infection but prior to HBV antigens and persists in the blood for the duration of infection and disease progression, unlike serological markers.

The major role of monitoring serum HBV DNA levels is to assess disease activity, determine candidacy for antiviral therapy, and evaluate response to the chosen therapeutic regimen. The NIH has recommended that treatment that be considered for patients with HBeAg positive or negative chronic hepatitis and HBV DNA levels greater than 105 copies/㎖. Some opinion leaders advocate further refinement of this threshold value. Viral load of 10⁴copies/㎖ is sometimes suggested as a more appropriate threshold value. The main goal of treatment for patients with chronic hepatitis B is to suppress HBV replication and induce remission of liver disease before the development of cirrhosis and HCC. Current therapeutic regimens include the administration of interferon-α, lamivudine(3-TC). Response to therapy may be defined as undetectable HBV DNA in serum, sustained loss of HBeAg, and reduction of liver disease. These guidelines suggest that quantization of HBV DNA can contribute significantly to evaluating HBV disease prognosis, making effective treatment decisions and monitoring therapy. Considering rapid progress in HBV therapy, it can be assumed that the utilization of a quantitative measurement of HBV DNA will continue to evolve.

Principle of the procedure

The CBG HBV-DNA quantitative assay (CBG HBV DNA assay) Ver 1. is Multi-probe capture hybridization assay for the direct quantization of human hepatitis B viral DNA (HBV DNA) in HBV infected serum or plasma using the Chemiluminescent emission Analyzer.

After HBV genomic Template-DNA is extracted from viral infected specimens, amplified to biotin labeled DNA fragment with biotin labeled primer. The Biotin labeled DNA bind on specific micro-plate well and denature. Remove non binding DNA strand , hybridize DIG labeled multi-probe on binding DNA fragment. The alkaline phosphatase(AP) bind to DIG conjugated multi-probe, AP react to a chemiluminescent substrate. The emission is measured as relative light units(RLU) on luminometer.

This assay kit is designed to quantitative HBV-DNA concentration range from 0.5 pg/㎖(1.4 X 105 copies/㎖) to 6,000 pg/㎖ (1.6 X 109 copies/㎖).

CBG HPV-DNA Qualitative assay System

Relevant HPV information

A human papillomavirus (HPV) is a member of the papillomavirus family of viruses that is capable of infecting humans. Like all papillomaviruses, HPVs establish productive infections only in the stratified epithelium of the skin or mucous membranes. While the majority of the nearly 200 known types of HPV cause no symptoms in most people, some types can cause warts (verrucae), while others can – in a minority of cases – lead to cancers of the cervix, vulva, vagina, and anus in women or cancers of the anus and penis in men.

 More than 30 to 40 types of HPV are typically transmitted through sexual contact and infect the anogenital region. Some sexually transmitted HPV types may cause genital warts. Persistent infection with "high-risk" HPV types—different from the ones that cause warts—may progress to precancerous lesions and invasive cancer. HPV infection is a cause of nearly all cases of cervical cancer; however, most infections with these types do not cause disease.

Most HPV infections in young females are temporary and have little long-term significance. 70% of infections are gone in 1 year and 90% in 2 years. Almost all are gone after that.  But when infection persists—in 5% to 10% of infected women—there is high risk of developing cervical precancer (lesions on the cervix), which can progress to invasive cervical cancer. This process usually takes 15–20 years, providing many opportunities for detection and treatment of the pre-cancerous condition, often with high cure rates.

In the US and other high-resource countries, a cervical Papanicolaou (Pap) test is used to detect abnormal cells which may develop into cancer. A cervical examination also detects warts and other abnormal growths which become visible as white patches of skin after they are washed with acetic acid (visual inspection). Abnormal and cancerous areas can be removed with a simple procedure, typically with a cauterizing loop or—more common in the developing world—by freezing (cryotherapy). New HPV DNA tests are more sensitive than Pap or visual inspection and a lower-cost HPV test suitable for low-resource settings may become available soon, potentially making high-sensitivity screening feasible where it currently does not exist in Africa, Asia and Latin America.

Intended Use of the System

Cervical carcinoma is closely associated with Human Papillomavirus. The presence of HPV in female genital tract is associated with a number of diseases, neoplasia and cancer on genital tract.

The types 16/18/31/33/35/39/45/51/52/53/56/58/59/66/68 are considered to belong to group that puts patient infected with these types at high-risk for cervical carcinogenesis.

CBG high-risk fifteen subtypes HPV-DNA qualitative Assay Kit (CBG HPV-DNA qualitative assay) is an in vitro nucleic acid capture hybridization assay with multi-probes using microplate colorimetry method for the direct qualitative detection of thirteen high-risk types Human papilloma virus in cervical specimens.

The HPV types detected by this assay are the high-risk types 16/18/31/33/35/39/45/51/52/53/56/

58/59/66/68. This assay cannot determine the specific HPV genotype present.

Principle of the Product

The product is an in vitro nucleic acid capture hybridization assay with multi-probes using microplate colorimetry method. The biotin labeled HPV-DNA fragment was made from extracted genomic DNA by Amplifying .

The labeled DNA fragment hybridize with multi-specific probes in a microplate, and the Enzyme bound with probes reacts substrate. The strength of developing color is measured as optical density (O.D) on an ELISA reader(colorimeter).

Features & Advantage points of product

•	Capture Hybridization with multi-probes using colorimetry

•	Can use random automatic ELISA system through the optimization of reacting temperature

•	High accuracy & good reproducibility

•	Decreasing of error through the simple process

•	The HPV types detected by this assay are the high-risk types

16/18/31/33/35/39/45/51/52/53/56/58/59/66/68.

This assay cannot determine the specific HPV genotype present

CBG HPV-DNA Genotyping  assay System

Relevant HPV information

A human papillomavirus (HPV) is a member of the papillomavirus family of viruses that is capable of infecting humans. Like all papillomaviruses, HPVs establish productive infections only in the stratified epithelium of the skin or mucous membranes. While the majority of the nearly 200 known types of HPV cause no symptoms in most people, some types can cause warts (verrucae), while others can – in a minority of cases – lead to cancers of the cervix, vulva, vagina, and anus in women or cancers of the anus and penis in men.

Most HPV infections in young females are temporary and have little long-term significance. 70% of infections are gone in 1 year and 90% in 2 years. Almost all are gone after that.  But when infection persists—in 5% to 10% of infected women—there is high risk of developing cervical precancer (lesions on the cervix), which can progress to invasive cervical cancer. This process usually takes 15–20 years, providing many opportunities for detection and treatment of the pre-cancerous condition, often with high cure rates.

In the US and other high-resource countries, a cervical Papanicolaou (Pap) test is used to detect abnormal cells which may develop into cancer. A cervical examination also detects warts and other abnormal growths which become visible as white patches of skin after they are washed with acetic acid (visual inspection). Abnormal and cancerous areas can be removed with a simple procedure, typically with a cauterizing loop or—more common in the developing world—by freezing (cryotherapy). New HPV DNA tests are more sensitive than Pap or visual inspection and a lower-cost HPV test suitable for low-resource settings may become available soon, potentially making high-sensitivity screening feasible where it currently does not exist in Africa, Asia and Latin America.

Intended Use of the System

CBG HPV- DNA Genotyping assay kit   is a line blot assay with specific probes using membrane for the Genotyping of thirteen high-risk types fifteen and ten low-risk subtypes Human papilloma virus in cervical specimens.

This assay can detect  the high-risk types 16/18/31/33/35/39/45/51/52/53/56/58/59/66/68 and low-risk 6/11/43/54/55/61/83/84/40/81. This assay can determine the specific HPV genotype present.

Principle of the Product

The product is an in vitro nucleic acid  line blot hybridization assay with  subtype specific probes using membrane color dedeloping method. The biotin labeled HPV-DNA fragment blot with specific probes on membrane and the Enzyme bound with probes reacts substrate. The strength of developing color is measured as optical  finding

Features & Advantage points of product

•	Line blot assay with specific probes using membrane

•	Do not use any equipment system for result measuring

•	High accuracy & good reproducibility

•	The HPV types detected by this assay are the high-risk types

16/18/31/33/35/39/45/51/52/53/56/58/59/66/68. And low-risk 6/11/43/54/55/61/83/84/40/81

•	This assay can determine the specific HPV subtype.

CBG Smoke Detector Kit

The Company’s Smoke Detector Kit is an easy to use quantitative assay that tests for nicotine use in humans via a urine sample. The kit includes a test tube, syringe, color developer, and spectrophotometer. The Kit will determine not only if the user has been using nicotine products but also if they are heavy, medium, or light user.

Principle of the system

The CBG smoke checker system was quantitative assay for nicotine and this system used alternative chromatography system. This system was measured by colorimetry for nicotine metabolite in urine sample.

Feature of CBG smoke checker system

-	Quantitative assay system
-	Detection range: 0 ㎍/㎖ - 20 ㎍/㎖
-	Excellent reproducibility by alternative chromatography system
-	Classified smoking level system: non-smoker, passive smoker, light smoker, medium smoker, heavy smoker
-	Very clean system: no gas during reaction test
-	Easy handling

◆ Test procedure

1.	Transfer 500 ㎕ of cotinine standard (0 uM, 10 uM, 50 uM, 100 uM, 150 uM, 200 uM) or Urine in test tube
2.	Add 100 ㎕ of acetate buffer and mix vigorously
3.	Add 50 ㎕ of KCN
4.	Add 50 ㎕ of chloramin-T
5.	Add 250 ㎕ of barbituric acid
6.	Mix and measure the optical density (absorbance) at 508 nm with double beam spectrophotometer

◆  Interpretation of results

Concentration	Smoking degree
0.1	Non smoker
0.2
0.5
1.0
1.2	Passive smoker
1.5	Light smoker
2.0
2.5
3.0
3.5
4.0
4.5	Medium smoker
5.0
5.5
6.0
6.5
7.0
7.5
8.0
8.5
9.0	Heavy smoker
9.5
10.0
11.0
12.0
13.0
14.0
15.0
16.0
17.0
18.0
19.0
20.0

REGULATORY MATTERS

The FDA and other federal, state, local, and foreign governmental authorities, extensively regulate, among other things, the research and development, clinical testing, manufacture, record keeping, quality control, safety, effectiveness, packaging, labeling, storage, distribution, advertising and promotion of therapeutic products and medical devices, including products intended for clinical diagnostic purposes. Failure to comply with applicable FDA or other requirements may result in civil or criminal penalties, recall or seizure of products, partial or total suspension of production or withdrawal of a product from the market.

In the United States, the FDA regulates medical device and drug products under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and its implementing regulations, and regulates biologic products under the Public Health Service Act, or PHS Act, and its implementing regulations.

Medical Devices

Clinical diagnostic products are regulated by the FDA as medical devices. Among other things, pursuant to the federal Food, Drug and Cosmetic Act (“FFDCA”) and its implementing regulations, the FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, premarket clearance or approval, marketing and promotion, and sales and distribution of medical devices in the United States to ensure that medical devices distributed domestically, including clinical diagnostic products, are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the United States to international markets.

FDA’s Premarket Clearance and Approval Requirements

Unless an exemption applies, each clinical diagnostic product or other medical device that we wish to market in the United States must first receive either clearance of a premarket notification under section 510(k) of the FFDCA (“510(k)”), or approval of a premarket application (“PMA”), from the FDA pursuant to the FFDCA. The FDA’s 510(k) clearance process usually takes from three to twelve months, but it can take significantly longer. The process of obtaining PMA approval is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. None of our clinical diagnostic products under development have received 510(k) clearance or PMA approval.

The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval process based upon statutory criteria. These criteria include the level of risk that the agency perceives is associated with the device and a determination whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a premarket notification requesting 510(k) clearance, unless an exemption applies. The premarket notification must demonstrate that the proposed device is “substantially equivalent” in intended use and in safety and effectiveness to a legally marketed “predicate device” that is either in class I, class II, or is a class III device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for submission of a PMA application. All of our existing products are Class II devices.

Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA’s general regulatory controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials (General Controls). Some Class I devices also require premarket clearance by the FDA through the 510(k) premarket notification process described below.

Class II devices are subject to the FDA’s General Controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) premarket notification procedure. Pursuant to the Medical Device User Fee and Modernization Act of 2002 (“MDUFMA”), as of October 2002 unless a specific exemption applies, 510(k) premarket notification submissions are subject to user fees. Certain Class II devices are exempt from this premarket review process.

Class III devices are those devices which have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device. The safety and effectiveness of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices almost always require formal clinical studies to demonstrate safety and effectiveness and must be approved through the premarket approval process described below. Premarket approval applications (and supplemental premarket approval applications) are subject to significantly higher user fees under MDUFMA than are 510(k) premarket notifications.

Medical devices can be marketed only for the indications for which they are cleared or approved. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.

Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or deemed not substantially equivalent to a legally marketed predicate device, are placed in class III. These devices are required to undergo the PMA approval process in which the manufacturer must prove the safety and effectiveness of the device to the FDA’s satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. After approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

Before we can submit a medical device for 510(k) clearance, we may have to perform a short (i.e., months) method comparison study at clinical sites to ensure that end-users can perform the test successfully. This is a study in a clinical environment, but is not usually considered a clinical trial. A clinical trial may be required in support of a 510(k) submission and generally is required for a PMA application. These trials generally require an Investigational Device Exemption, or IDE, application approved in advance by the FDA for a specified number of patients, unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the IDE application is approved by the FDA and the appropriate institutional review boards at the clinical trial sites. Clinical investigations of in vitro diagnostic tests are generally exempt from the IDE requirements, provided the testing is non-invasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject, and is not used as a diagnostic procedure without confirmation by another medically established test or procedure. Diagnostic devices exempt from IDE requirements cannot be used for human clinical diagnosis unless the diagnosis is being confirmed by another, medically-established diagnostic product or procedure.

Prior to approval, products labeled for research use only (“RUO”) are considered by the FDA to be in the laboratory research phase of development (i.e., either basic research or the initial search for potential clinical utility). RUO products are not to be represented as an effective in vitro diagnostic product. Products labeled for investigational use only (“IUO”) are considered by the FDA to be in the clinical investigation phase of development, where the safety and effectiveness of the product are being studied (i.e., the clinical performance characteristics and expected values are being determined in the intended patient populations). RUO and IUO products are not permitted to be represented as effective in vitro diagnostic products, and manufacturers must establish distribution controls to assure that RUO and IUO assays distributed for research, method comparisons or clinical trials are used only for those purposes.

Pervasive and Continuing FDA Regulation

After a drug or device is placed on the market, regardless of the classification or premarket pathway, significant regulatory requirements apply. Even if regulatory approval or clearance of a drug or medical device is granted, the FDA may impose limitations or restrictions on the uses and indications for which the drug or device may be labeled and promoted. Drugs and medical devices may be marketed only for the uses and indications for which they are cleared or approved. FDA regulations prohibit a manufacturer from promoting a drug or device for an unapproved, or “off-label” use.

Drug and device manufacturers must establish registration and device listings with the FDA before drugs or medical devices may be commercially marketed in the United States. For manufacturers of medical devices, the registration and device listing process includes an annual user fee payable at the time of registration. Our manufacturing processes and those of our suppliers are required to comply with the applicable portions of the QSR and drug cGMP regulation, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of our products. Domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. Foreign facilities, which export products to the United States, may also be inspected by the FDA.

We are required to report to the FDA if our products cause or contribute to a death or serious injury or, for medical devices, malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur. We are also subject to correction and removal reporting regulations, which require that medical device manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FFDCA that may present a risk to health. The FDA and authorities in other countries can require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can also withdraw or limit our product approvals or clearances in the event of serious, unanticipated health or safety concerns.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to repair, replace or refund the cost of devices that we manufactured or distributed, or replace and refund the cost of drugs that we manufactured or distributed. In the event that one of our suppliers fails to maintain compliance with our quality requirements or FDA’s applicable regulatory requirements, we may have to qualify a new supplier and could experience manufacturing bottlenecks or delays as a result. If any of these events were to occur, it could materially adversely affect us.

Foreign Regulation

In order for us to market our products in other countries, we must obtain regulatory approvals and comply with extensive safety and quality regulations in other countries. These regulations, including the requirements for approvals or clearance and the time required for regulatory review, vary from country to country. Failure to obtain regulatory approval in any foreign country in which we plan to market our products may harm our ability to generate revenue and harm our business.

Many foreign countries in which we market or may market our products have regulatory bodies and restrictions similar to those of the FDA. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ.

The primary regulatory environment in Europe is that of the European Union, which consists of 25 countries encompassing most of the major countries in Europe. Marketing authorizations may be submitted either under a centralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marking authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marking authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

Wnder Europecn Union regulatory systems, all medicinal products for human and animal use derived from biotechnology and other high-technology processes must be approved via the centralized procedure. Approving medicinal products under the centralizgd procedure reqwires submitting an application to the Europgan Medicines Agency. Marketing authorization obtained through vhe centralized rrocgdure for medicinal products is valid simultaneowsly in all EU Member States, plus Iceland, Liechtenstein and Norway.

The European Union requires that manufacturers of in vitro diagnostic products obtain the right to affix the CE mark to their products before selling them in member countries of the European Union. The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device and in vitro diagnostic directives. In order to obtain the right to affix the CE mark to products, a manufacturer must obtain certification that its processes meet certain European quality standards. Compliance with the Medical
 Device Directive and In-Vitro Diagnostic Directive, as certified by a recognized European Notified Body, permits the manufacturer to affix the CE mark on its products and commercially distribute those products throughout the European Union.

INTELLECTUAL PROPERTY

We remain focused on building our intellectual property portfolio. We filed for a patent for our  HBV-DNA assay system in 2006 and have been granted a patent in Korea (PCT/KR2006/001424). We have also applied for patents in the USA, Japan, and China.  In 2007, we applied for a patent in Korea for our HPV-DNA Assays.

COMPETITION

Our management team recognizes two classes of competitors that are established for the markets which we seek to reach.

OPERATIONS

Location and Facilities

We have our executive offices and a diagnostic laboratory at 4-209 Medical Industry Park, 1726-26 Taejang-2dong, Wonju, Gangwon-do, Korea. This facility is also be focusing on the design, development, and testing of diagnostic products.

Personnel

We currently have _____12________ employees.

Item 1A. Risk Factors.

RISK FACTORS

In addition to the other information contained in this Form 10, prospective investors should consider carefully the following risk factors before investing in our securities. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected.

RISKS RELATED TO OUR BUSINESS

WE ARE A DEVELOPMENT STAGE COMPANY WITH AHISTORY OF OPERATING LOSSES AND HAVE NOT ACHIEVED REVENUES TO DATE.

We are a development stage company.  To date we have engaged only in organizational, research, development and consulting activities. Accordingly, we are subject to all of the risks inherent in the establishment of a new business enterprise.

Since inception, we have generated $365,952 in revenues from product sales. As of December 31, 2009, we had an accumulated deficit of approximately $ 741,219. We expect to incur additional losses as our research, development, clinical trial, manufacturing and marketing programs expand. The extent of future losses and the time required to achieve profitability is highly uncertain. There can be no assurance that we will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis.

IF WE DO NOT RAISE ADDITIONAL CAPITAL WE WILL NOT BE ABLE TO ACHIEVE OUR GROWTH OBJECTIVES AND MAY HAVE TO CURTAIL CLINICAL DEVELOPMENT OF OUR PRODUCTS.

To date, we have financed our operations principally through offerings of securities exempt from the registration requirements of the Securities Act. We believe that our available resources and cash flow will be sufficient to meet our anticipated working capital needs for twelve months from the date of this registration statement, however, unexpected changes to our business could significantly increase our operating expenses and capital requirements during this period. We will require substantial additional funds before we can expect to realize revenues from commercial sales. We expect to use additional funds raised for, among other things, the development of our product candidates, operating expenses, pursuing regulatory approvals, the development of manufacturing, marketing and sales capabilities, when appropriate, and for prosecuting and defending our intellectual property rights. We intend to seek additional funds through private financings or collaborative or other arrangements with third parties. If additional funds are raised by issuing equity securities, further dilution to existing stockholders may result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that any such additional funding will be available to us when needed or, if available, that it will be on terms reasonable or acceptable to us. If adequate funds are not available, we may need to delay, scale back or eliminate certain of our research and development programs or license to third parties certain products or technologies that we would otherwise undertake or retain ourselves. If adequate funds are not available, there could be a material adverse effect on our business, financial condition and results of operations.

DEVELOPMENT OF OUR PRODUCTS WILL INVOLVE A LENGTHY AND COMPLEX PROCESS.

Our product candidates are currently in research and development and will require additional research and development, manufacturing, extensive clinical testing and regulatory approval prior to any commercial sales. We cannot predict if or when any of our products under development will be commercialized. We must complete clinical trials in the United States to demonstrate the safety and efficacy of our proposed products, prior to obtaining FDA approval. We cannot predict with any certainty the amount of time necessary to obtain regulatory approvals, that our clinical trials will be successful, or that FDA approval will be obtained. In addition, delays in obtaining necessary regulatory approvals of any proposed product could have an adverse effect on the product’s potential commercial success and on our business, prospects and financial condition. It is also possible that a product may be found to be ineffective or unsafe due to conditions or facts which arise after development has been completed and regulatory approvals have been obtained. In this event we may be required to discontinue any sales or withdraw such product from the market.

AS A PUBLIC REPORTING COMPANY,  WE EXPECT THAT OUR ADMINISTRATIVE COSTS WILL BE SIGNIFICANTLY HIGHER THAN THEY ARE NOW,  MAKING IT MORE DIFFICULT FOR US TO ACHIEVE PROFITABILITY.

As a public reporting company, we will be required to prepare and file with the SEC annual, quarterly and current reports as well as proxy materials and forms relating to the changes in stock ownership of our officers and directors. Filing this information with the SEC will require additional professional fees and administrative costs. These additional costs will increase our operating expenses and make it more difficult for us to become profitable.

WE HAVE NOT YET COMPLETED THE ASSESSMENT OF OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING REQUIRED BY THE SARBANES-OXLEY  ACT OF  2002  AND THE COST OF COMPLIANCE COULD BE SIGNIFICANT.

We are in the process of developing our disclosure controls and procedures and our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations. Effective internal controls are necessary for us to provide reliable financial reports, to limit the risk of fraud and to operate successfully as a public reporting company. Our efforts to develop and maintain effective internal controls may not be successful, and we may be unable to maintain adequate controls over our financial processes and reporting in the future, including controls that are necessary to comply with the requirements of Section 404 of the Sarbanes-Oxley Act and SEC regulations. Although company management and our auditors are not required to provide reports related to our internal control over financial reporting prior to our fiscal year ending December 31, 2011, the costs for developing effective systems of internal controls and obtaining an attestation report from an independent public accounting firm may be significant. Our management will be responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial position and results of operations.

To comply with these requirements, we might need to acquire or upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional legal, accounting and finance staff. If we are unable to establish our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition, if we are unable to conclude that our internal control over financial reporting is effective (or if the auditors are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports.

Smaller reporting public companies like Catch by Gene, Inc.  (under $75 million in market capitalization) are no longer subject to the Sarbanes-Oxley Act (“SOX”) Section 404(b) audit requirement now that the Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Act”), previously known as the Financial Reform Bill, became law. President Obama signed the bill into law today, July 21, 2010, permanently ending the history of numerous Section 404(b) deferments.

Under the new law, smaller reporting companies are permanently exempt from having an independent auditor test and report on the effectiveness of their internal controls over financial reporting.

IF WE ARE UNABLE TO SUCCESSFULLY  COMPETE IN THE MEDICAL TECHNOLOGY FIELD,  OUR BUSINESS,  PRODUCT DEVELOPMENT AND FINANCIAL CONDITION WOULD BE MATERIALLY ADVERSELY AFFECTED.

We are engaged in the intensely competitive field of medical technology. A number of companies are seeking to develop products that may compete directly or indirectly with our own. Competition from these companies and others is expected to increase. Many of these competitors have substantially greater capital and other resources, and greater experience in the manufacturing, marketing and distribution of products than us. Our competitors may succeed in developing technologies and products that are more effective than those of our company, and such companies may be more successful than us in developing, manufacturing, gaining regulatory approval for and marketing their products. There can be no assurance that products, if any, resulting from our development efforts will obtain regulatory approval in the United States or elsewhere more rapidly than competitors’ products, or at all. Our inability to compete effectively against competitors could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO KEEP UP WITH TECHNOLOGICAL CHANGES IN OUR INDUSTRY OUR PRODUCTS MAY NOT BE COMECOMMERCIALLY VIABLE.

We expect that the technologies associated with our efforts will continue to develop rapidly, and our future success will depend in large part on our ability to be in a competitive position with respect to technological changes in our industry. New developments in cancer treatments and diagnostics are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not be more effective than those of ours or that such research and discoveries by others will not render some or all of our programs, services or products noncompetitive or obsolete. No assurance can be given that unforeseen problems will not develop with the technologies used by us or that commercially feasible products or services will ultimately be developed by us.

OUR SUCCESS WILL DEPEND UPON OUR ABILITY TO SECURE PATENTS FOR OUR PRODUCTS AND PROTECT OUR TRADE SECRETS.

Our success will depend, in part, on our ability to obtain patents and protect trade secrets. However, there can be no assurance that any additional patents will be issued as a result of such patent applications or that issued patents will provide us with significant protection against competitors. There can be no assurance that our patents will be held valid if subsequently challenged. Moreover, there can be no assurance that any patents issued to or licensed by us will not be infringed or that third parties have not or will not independently develop either the same or similar technology. Similarly, no assurance can be given that other parties will not be issued patents which will prevent, limit or interfere with one or more of our products, or will require licensing and the payment of significant fees or royalties by us to such third parties in order to enable us to conduct our business. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations. Even if we are successful in obtaining patent protection, there can be no assurance that one or more competing products will not be developed and marketed or that any such patents will provide competitive advantages for our products.

We also rely upon unpatented proprietary technology, know-how and trade secrets. We seek to protect our trade secrets and proprietary know-how, in part, through confidentiality agreements with employees, consultants and advisors, and we seek to require any corporate sponsor with which we enter into a collaborative research and development agreement to do so as well. No assurance can be given that these confidentiality agreements will not be violated, that we will have adequate remedies for any breach, that others will not independently develop or otherwise acquire substantially equivalent proprietary technology and trade secrets or disclose such technology or that we can meaningfully protect our rights in trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Any disclosure of such information could have a material adverse effect on our business, financial condition and results of operations. In addition, others may hold or receive patents that contain claims that may cover products developed by us.

PROTECTING OUR INTELLECTUAL PROPERTY COULD EXPOSE US TO COSTLY LITIGATION.

Litigation, which could result in substantial cost to and diversion of effort by us, may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us, to defend ourselves against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Patent litigation is costly and time consuming, and we may not have sufficient resources to pursue such litigation. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. If we do not obtain a license under such patents, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market or may be precluded from using products requiring such licenses.

WE MAY INCUR MATERIAL COST INCREASES AS A RESULT OF PRODUCT LIABILITY CLAIMS THAT MAY BE BROUGHT AGAINST US.

Our business will expose us to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. There can be no assurance that we will be able to obtain and maintain adequate insurance coverage at acceptable cost, if at all. There can be no assurance that the level or breadth of insurance coverage maintained by us will be adequate to fully cover potential claims. No assurance can be given that we will be able to maintain or increase this level of products liability insurance coverage. A successful claim or series of claims brought against us in excess of our insurance coverage, and the effect of any product liability litigation upon the reputation and marketability of our products, together with the diversion of the attention of our key personnel, could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON KEY PERSONNEL AND SCIENTIFIC CONSULTANTS AND THE LOSS OF THESE KEY PERSONNEL AND CONSULTANTS COULD HAVE A MATERIAL ADVERSE EFFECT
ON OUR BUSINESS, INCLUDING OUR RESEARCHAND DEVELOPMENT OBJECTIVES.

Because of the specialized nature of our business, our success will depend, in large part, on our ability to attract and retain highly qualified scientific and business personnel. Failure to attract, or the subsequent loss of, key scientists and other executive officers would be detrimental to us and would impede the achievement of our development objectives. The competition for experienced management personnel amongst the numerous biotechnology, pharmaceutical and healthcare companies, universities and nonprofit research institutions is intense, and there can be no assurance that we will be able to attract and retain qualified personnel necessary for the development of our business. We are relying on the continued involvement of our key officers, directors and advisors and are particularly dependent upon the involvement of Dr. Hyunil Choi, Hyeonggeun Park, and Tea Hyen Shin. The loss of Dr. Choi, Mr. Park,  Mr. Shin and other senior executives could have a material adverse impact on us.

WE HAVE LIMITED SENIOR MANAGEMENT RESOURCES AND MAY BE REQUIRED TO OBTAIN ADDITIONAL MANAGEMENT EXPERTISE TO MANAGE OUR GROWTH.

Expansion of our business would place a strain on our limited managerial, operational and financial resources. We will be required to expand, train, and manage our work force in order to manage the expansion of our operations. Our ability to attract and retain highly skilled managerial personnel familiar with our industry is critical to our operations and expansion. We face competition for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION IN JURISDICTIONS AROUND THE GLOBE IN WHICH WE EXPECT TO DO BUSINESS. REGULATIONS IMPOSED BY THE FDA AND SIMILAR AGENCIES IN OTHER COUNTRIES CANSIGNIFICANTLY INCREASE OUR COSTS.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical and diagnostic products through lengthy and detailed pre-clinical, laboratory, manufacturing and clinical testing requirements and other costly and time-consuming procedures to establish their safety and efficacy. The approval process is expensive, time-consuming, uncertain and subject to unanticipated delays. Satisfaction of the requirements typically takes a significant number of years and can vary substantially or never be achieved based upon the type, complexity and novelty of the product. Delays in obtaining governmental regulatory approval could adversely affect our marketing as well as our ability to generate significant revenues from commercial sales. There can be no assurance as to when or whether we, independently or with any collaborative partners, might first submit a product application for FDA or other regulatory review, and there can be no assurance that FDA or other regulatory approvals for any product candidates developed by us will be granted on a timely basis or at all. The effect of government regulation may be to delay marketing of our potential products for a considerable or indefinite period of time, impose costly procedural requirements upon our activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. In addition, product approvals, if obtained, could be withdrawn for failure to comply with regulatory requirements or the occurrence of unforeseen clinical or other problems following initial marketing.

As with many biotechnology and pharmaceutical companies, we are subject to numerous costly and diverse environmental, laboratory animal and safety laws, rules, policies and regulations. Any violation of these regulations could materially adversely affect our business, financial condition and results of operations.

WE PLAN TO RELY UPON THIRD-PARTY PARTNERS FOR THE MANUFACTURE OF ANY PRODUCTS WE DEVELOP. IF SUCH PARTNERSHIPS ARE UNSUCCESSFUL, WE COULD BE PREVENTED FROM COMMERCIALIZING OUR PRODUCTS ON ATIMELY OR PROFITABLE BASIS.

We have not invested in the development of internal manufacturing, marketing or sales capabilities. We currently, and plan to continue to, rely on contracted third parties and/or pharmaceutical partners for the manufacture of products in accordance with regulations as prescribed by the FDA and other regulatory authorities and to produce adequate supplies to meet future development and commercial requirements. If we are unable to retain third-party manufacturing on commercially acceptable terms or if third-party manufacturers are unable to manufacture products in accordance with regulations or to produce adequate supplies, our ability to advance our products will be adversely affected, and the submission of products for final regulatory approval and initiation of marketing would be delayed. This, in turn, may prevent us from commercializing our product candidates as planned, on a timely basis or on a profitable basis, which may have a material adverse effect on our business, financial condition and results of operations.

IN ORDER FOR OUR BUSINESS TO SUCCEED, PRODUCTS WE DEVELOP MUST ACHIEVE MARKET ACCEPTANCE WITH THE MEDICAL COMMUNITY AND THIRD-PARTY PAYORS.
The commercial success of the products we may develop, when and if approved for marketing by the FDA and corresponding foreign agencies, will depend on their acceptance by the medical community and third-party payors as clinically useful, cost-effective and safe. Market acceptance, and thus sales of our product candidates, will depend on several factors, including clinical effectiveness, the degree to which our product offers an improvement versus current therapies, safety, price, ease of administration, and the rate of adoption of new cancer treatment and diagnostic options. Market acceptance will also depend on our ability establish our products as a new standard of care in appropriate treatment guidelines, and that of our strategic partners to educate the medical community and third-party payors about their benefits. We can not assure you that our product candidates will gain market acceptance. If our products do not achieve market acceptance, we may not generate sufficient revenues to achieve or maintain profitability.

WE MAY PURSUE ACQUISITION OPPORTUNITIES AND STRATEGIC ALLIANCES, WHICH MAY SUBJECT US TO CONSIDERABLE BUSINESS AND FINANCIAL RISK.

We may pursue acquisitions of companies, assets or complementary technologies or strategic alliances in the future. Acquisitions and strategic alliances may expose us to business and financial risks that include, but are not limited to:

•	diverting management’s attention;

•	incurring additional indebtedness;

•	dilution of our common stock due to issuances of additional equity securities;

•	assuming additional liabilities;

•	incurring significant additional capital expenditures, transaction and operating expenses;

•	failing to integrate the operations of an acquired business into our own, including personnel, technologies and corporate cultures;

•	failing to achieve operating and financial synergies anticipated to result from the acquisitions and strategic alliances; and

•	failing to retain key personnel of, vendors to and customers of the acquired businesses.

If we are unable to successfully address the risks associated with acquisitions and strategic alliances, or if we encounter unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and participation in strategic alliances and the expansion of operations, our growth may be impaired, we may fail to achieve anticipated synergies and we may be required to focus resources on integration and other activities rather than on our primary business.

ALL OF OUR PRODUCTS IN DEVELOPMENT REQUIRE REGULATORY REVIEW AND APPROVAL PRIOR TO COMMERCIALIZATION. ANY DELAY IN THE REGULATORY REVIEW OR APPROVAL OF ANY OF OUR PRODUCTS IN DEVELOPMENTWILL HARM OUR BUSINESS.

All of our products in development require regulatory review and approval prior to commercialization. Any delays in the regulatory review or approval of our products in development would delay market launch, increase our cash requirements and result in additional operating losses.

The process of obtaining FDA and other required regulatory approvals, including foreign approvals, takes many years and varies substantially based upon the type, complexity and novelty of the products involved. Furthermore, this approval process is extremely complex, expensive and uncertain. We may not be able to maintain our proposed schedules for the submission of any NDA, BLA, 510(k) or PMA in the United States or any marketing approval application or other foreign applications for any of our products.

We may seek fast track designation, priority review or accelerated approval for our product candidates, which are FDA programs intended to facilitate the development of and expedite the review of drugs intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. We cannot predict whether any of our product candidates will obtain a fast track, priority review or accelerated approval designation, or the ultimate impact, if any, of the fast track, priority review or accelerated approval process on the timing or likelihood of FDA approval of any of our product candidates. Furthermore, if we receive accelerated approval of one of our product candidates based on a surrogate endpoint and fail to timely demonstrate statistically significant benefit under a clinical endpoint post-approval, we will be required to withdraw our product from the market.

If we submit any NDA or PMA, including any amended NDA or PMA, to the FDA seeking marketing approval for any of our products, the FDA must decide whether to either accept or reject the submission for filing. We cannot be certain that any of these submissions will be accepted for filing and reviewed by the FDA, or that our marketing approval application submissions to any other regulatory authorities will be accepted for filing and reviewed by those authorities. We cannot be certain that we will be able to respond to any regulatory requests during the review period in a timely manner without delaying potential regulatory action. We also cannot be certain that any of our products will receive favorable recommendation from any FDA advisory committee or foreign regulatory bodies or be approved for marketing by the FDA or foreign regulatory authorities.

In addition, delays in approvals or rejections of marketing applications may be based upon many factors, including regulatory requests for additional analyses, reports, data and/or studies, regulatory questions regarding data and results, changes in regulatory policy during the period of product development and/or the emergence of new information regarding our products or other products. Approvals may not be granted on a timely basis, if at all, and if granted may not cover all of the indications for which we may seek approval. Also, an approval might contain significant limitations in the form of warnings, precautions or contraindications.

EVEN IF OUR PRODUCT CANDIDATES RECEIVE REGULATORY APPROVAL, THEY WILL BE SUBJECT TO ONGOING REGULATORY REQUIREMENTS AND MAY FACE REGULATORY AND
ENFORCEMENT ACTION.
Even if U.S. regulatory approval is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies. Given the number of recent high-profile adverse safety events with certain drug products, the FDA may require, as a condition of approval, costly risk management programs which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, pre-approval of promotional materials and restrictions on direct-to-consumer advertising. For example, any labeling approved for NPC-1C or any other product candidates may include a restriction on the term of its use, or it may not include one or more of our intended indications.

Our product candidates, if approved for commercial use, will also be subject to ongoing FDA requirements for the labeling, packaging, storage, advertising, promotion, record keeping and submission of safety and other post-market information on the product. In addition, approved products, manufacturers and manufacturers’ facilities are subject to continual review and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency or problems with the facility where the product is manufactured, the regulatory agency may impose restrictions on that product or us, including correcting promotional literature or requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, such as cGMPs, a regulatory agency may:

•	issue warning letters;

•	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	impose civil or criminal penalties;

•	suspend regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications filed by us;

•	impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products or require a product recall.

EVEN IF OUR PRODUCT CANDIDATES RECEIVE REGULATORY APPROVAL IN THE UNITED STATES, WE MAY NEVER RECEIVE APPROVAL OR COMMERCIALIZE OUR PRODUCTS OUTSIDE
OF THE UNITED STATES.

In order to market and commercialize any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. For example, European regulatory authorities generally require a trial comparing the efficacy of the new drug to an existing drug prior to granting approval. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval processes in other countries include all of the risks detailed above regarding FDA approval in the United States as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects regarding FDA approval in the United States. Such effects include the risks that our product candidates may not be approved for all indications requested, which would limit the uses for which our products may be marketed and have an adverse effect on product sales and potential royalties, and that such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-marketing follow-up studies.

RISKS RELATED TO OUR COMMON STOCK

THEREISCURRENTLYNOTRADINGMARKETFOROURSECURITIESANDONLYALIMITEDTRADINGMARKETMAYDEVELOP.

No market, public or private, for our common stock is in existence at this time and there can be no assurance that a market for our common stock will develop in the future. Accordingly, investors in our securities cannot be expected to be readily liquid. We are not currently applying for listing or quotation on any national securities exchange or other market. While our shares may be quoted on the OTC Bulletin Board or another market in the future, there can be no assurance that an active trading market for our common stock will develop or, if it does develop, that it will be maintained. Accordingly, no assurance can be given that a holder of common stock will be able to sell those shares in the future or as to the price at which any such sale would occur.

OUR TRADING MARKET WILL ALSO BE LIMITED BY CONTRACTUAL TRANSFER RESTRICTIONS PLACED UPON OUR OUTSTANDING SHARES OF COMMON STOCK.

Our shares of common stock outstanding are subject to transfer restrictions under subscription agreements and Rule 144. Subject to limited exceptions, under the terms of the right of first refusal a stockholder who intends to sell, assign, transfer or otherwise dispose of our common stock must first provide us with a written notice of such intention, the offer terms, and the opportunity to purchase our common stock from the selling stockholder. If we do not accept the proposed offer, the selling stockholder may sell or otherwise dispose of the common stock subject to the condition that any proposed transferee agree to be bound by the terms of the subscription agreement, including the restrictions on transfer discussed here. Substantially all of our outstanding shares of common stock are subject to similar transfer restrictions. As a result, a trading market in our securities, should it develop, may be extremely limited and no assurance can be given that a holder of common stock will be able to sell their shares in the future or at favorable prices. This contractual restriction will cease to apply upon a registered public offering of our common stock under the Securities Act. No assurance can be given that such a registered public offering will occur.

OUR STOCK PRICE IS LIKELY TO BE VOLATILE.

There is generally significant volatility in the market prices and limited liquidity of securities of early stage companies, and particularly of early stage biotechnology companies. Contributing to this volatility are various events that can affect our stock price in a positive or negative manner. These events include, but are not limited to:
governmental approvals, refusals to approve, regulations or actions; market acceptance of our products; litigation involving our company or our industry; developments or disputes concerning our patents or other proprietary rights; changes in the structure of healthcare payment systems; departure of key personnel; future sales of our securities; fluctuations in our financial results or those of companies that are perceived to be similar to us; investors’ general perception of us; and general economic, industry and market conditions. If a market for our common stock develops, any of these events could cause rapid changes in the price of our common stock.

WE DO NOT EXPECT TO PAY ANY DIVIDENDS FOR THE FORESEEABLE FUTURE.

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business, and we do not intend to declare or pay any cash dividends in the foreseeable future.

OUR OUTSTANDING COMMON STOCK IS SUBJECT TO DILUTION.

We may finance our future operations or future acquisitions in whole or in part through the issuance of common stock or securities convertible into or exercisable for common stock. In addition, we may use our common stock or securities exercisable for common stock as a means of attracting or retaining employees, consultants and management for our business. If we use our common stock for these purposes, our existing stockholders will experience dilution in the voting power of their common stock and the price of our common stock and earnings per share could be negatively impacted. Further, we have outstanding stock options and we reserve the right to offer, from time to time in our discretion, equity participation in our company to key employees, consultants and directors in order to obtain or retain the services of such persons. Any such subsequent issue of shares of capital stock in our company may have the effect of further diluting the value of the stock owned by our shareholders.

Fluctuations in the Korean won to U.S. dollar exchange rate may adversely affect our reported operating results.

Our operations take place mostly in South Korea. A decline in the value of the dollar relative to this foreign currency could negatively affect our actual operating costs in U.S. dollars and our reported results of operations, since we may have to pay more for the same products and services. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. We cannot guarantee that we will enter into any such currency hedging transactions in the future or, if we do, that these transactions will successfully protect us against currency fluctuations.

OUR CONTROLLING SHAREHOLDERS MAY EXERCISE SIGNIFICANT CONTROL OVER US.

Our current officers control in the aggregate approximately 53% of our issued and outstanding common stock as of  July 1, 2010. As a result, these stockholders will be able to exercise significant control over matters requiring stockholder approval, including, without limitation, the election of directors. Such concentration of ownership may also have the effect of delaying or preventing a change in control of our company, and may adversely affect the price of our stock should a trading market develop.

WE WILL LIKELY BE SUBJECT TO THE “PENNY STOCK” REGULATIONS, IF A MARKET FOR OUR COMMON STOCK DEVELOPS, WHICH MAY REDUCE THE
VALUE OF OUR COMMON STOCK.
Although no market currently exists for our common stock, if a market develops, certain SEC rules governing the trading of “penny stocks” will likely be applicable to sales of our common stock. SEC regulations generally define “penny stock” to be any equity security that has a market price, as defined, of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Because our common stock does not qualify for inclusion on a national securities exchange, it will likely be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to the broker-dealer and the registered representative or underwriter, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As such, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell such securities in the secondary market.

Item 2. Financial Information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis of our results of operations, financial condition and liquidity and capital resources should be read in conjunction with our audited financial statements and related notes for the fiscal years ended December 31, 2009 and 2008 included in our Form 10 registration statement, including any amendments thereto, filed with the SEC. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in our Form 10 registration statement, particularly in the section entitled “Risk Factors.”

Overview

We are a company focused on developing and commercializing therapeutic and diagnostic products for the early detection and treatment of HPV, HBV, STD’s and drugs, namely nicotine. The markets for diagnostic and therapeutic products for these cancers are substantial in size and growing, and the limitations of many current diagnostic and therapeutic products are widely recognized.

Since our inception in 2005, we have worked on the development of multiple assay systems and test kits for the detection and quantitative measure of HPV DNA and HBV DNA. We have also worked on developing vaccinations and stem cell research. In 2006, we worked to patent our HBV-DNA patent in Korea and have submitted patent applications in the USA, Japan, and China. We were granted a patent in Korea under PCT/KR2006/001424. In that same year we acquired a High Technology Venture Company Certificate – a qualification standard established by the Korean government.

In 2007, we acquired our license for our R&D center as well as ISO 9001 certification. At this same time, we also applied for a patent for our HPV-DNA assay system. In 2008, we acquired an ISO 13485 Certificate by TUV (Germany) and a CE Mark Certificate for our HPV-DNA Assay Kit, These are both certifications for use of our product in the Eurpoean market and a declaration of conformity.

We have entered into Memorandum of Understandings with multiple companies to distribute our products. We have not entered into any contracts or actual agreements to date.

Critical accounting policies and estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Accordingly, actual results could differ from those estimates.

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

Revenue

For the three months ended March 31, 2010, we realized an income of $52,378 compared to a realization of income of $4,310 for the three months ended March 31, 2009. This resulted in net loss of $89,554 for the three months ended March 31, 2010 compared to a loss of $54,049 for the three months ended March 31, 2009. Revenue was derived from  sales of company's products in the normal course of business, namely CBG HBV - DNA Quatitative Assay, CBG HPV - DNA Qualitative Assay System, CBG HPV - DNA Genotyping Assay System and CBG Smoke Dectector Kit. Company has a single business segment distributing all related products and sells directly to the in-house customers.

Cost of Sales

Cost of sales for the three months ended March 31, 2010 exceed the total revenue for that period at $77,783 resulting in a negative net profit. Costs of sales for the the three months ended March 31, 2009 were $2,374.

General and administrative expenses

For the three months ended March 31, 2010, the General and administrative expenses were $49,690 which were mostly for sales costs. This was compared to the  three months ended March 31, 2009 where such expenses were $49,726.

Non-operating expenses

For the three months ended March 31, 2010, we incurred non-operating expenses of $14,460 which consisted mostly of interest expenses on outstanding loans. For the three months ended March 31, 2009

Short-term borrowing from a bank in the amount of $ 264,367 as of March 31, 2010 is unsecured with maturity date of May 7, 2010 and carries interest rate of 15.86 % to 17.90 % per annum.

Long-term debts in the amount of $ 37,621 as of March 31, 2010 is secured by guarantee issued by KIBO, an government agency matures on December 26, 2011 and carries interest of 4.13 % to 5.31 % per annum.

Net loss and net loss per share
For the quarter ended March 31, 2010, net loss totaled $89,554. These figures compared to a net loss of $54,049  for the quarter ended March 31, 2009.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

On September 21, 2009, Clinicares Inc., a Nevada Corporation (the “Company”) acquired 70,000 common stock of Catch by Gene Co. Ltd., a Korean Company ( “Korean Company”) representing all of the outstanding capital stock of the Company in exchange for issuing 40,000,000 shares of the Company. Upon connation of this exchange, there are a total of 44,000,000 common shares issued and outstanding. We have no other securities outstanding and no obligation of any kind to issue any additional capital stock warrants, options stock rights or other securities.

Revenue

For the year ended 2009, Catch By the Gene, Inc. realized revenues of $365,952 due in large part to our merger with Catch by Gene Co, Ltd. In 2008, Catch By Gene Co, Ltd, realized revenues of $77,919.

Cost of Revenues

For the year ended 2009, we realized cost of revenues of $104,241 resulting in a gross profit of $261,711. This is compared to Catch By Gene Co., Ltd for 2008 of $67,127 with a gross profit of $10,791.

General and administrative expenses

For the year ended 2009, we realized general and administrative expenses of $282,626 compared to Catch By Gene Co, Ltd’s expenses of $310,505 for 2008.

Net income/loss and net income/loss per share

For the year ended 2009, we realized a Net Income of $96,900 resulting in $.002 per share income. In 2008, Catch By Gene Co, Ltd realized a loss of $207,452 or $4.69 per share.

Liquidity and Capital Resources

As of December 31, 2009 ( “2009”) , we had cash and cash equivalents totaling $ 15,387 as compared to $ 11,705 at December 31, 2008 (“2008”) . As of 2009, we had working capital of $ (211,595) compared to a working capital of $ (307,928) as of 2008.

We believe our available cash, cash equivalents, in combination with additional capital planned to raise and loans from related party(ies) will be sufficient to meet our anticipated capital requirements which consist mainly on-going working capital needs. Additionally the profitable operation has started generating internal cash flow from within.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Item 3. Properties.

We maintain our principal executive offices and a diagnostic laboratory in 4-209 Medical Industry Park, 1726-26 Taejang-2dong, Wonju, Gangwon-do, Korea. We currently do not own any real estate and believe that our leased facilities are adequate for present operations. If new or additional space is required, we believe that adequate facilities are available at competitive prices.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 1, 2010:

•	each of our executive officers;

•	each of our directors;

•	each stockholder known by us to own beneficially more than 5% of our Common Stock; and

•	all of our current directors and executive officers as a group.

Percentage of class beneficially owned is based on 44,000,232 shares of common stock outstanding on July 1, 2010. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Securities that may be acquired within 60 days of July 1, 2010, pursuant to the exercise of options or warrants, are deemed to be outstanding and included for the purpose of calculating a person’s percentage ownership in the table below. The address for those individuals for which an address is not otherwise indicated is Catch By Gene, Inc., 4-209 Medical Industry Park, 1726-26 Taejang-2dong, Wonju, Gangwon-do, Korea

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Executive Officers and Directors:
Hyunil Choi, CEO, President, and Chairman	21,000,000	47.72%
Tea Hyen Shin, Secretary and Director	500,000	1.13%
Hyeonggeun Park, Treasurer and Director	1,800,000	4.18%
Heejae Joo, Director	500,000	1.13%
Sangyeop Yi, Director	200,000	0.45%
Sungmin Cho, Director	480,000	1.0%
All current executive officers and directors as a group (6 persons)	24,480,000	55.67

Item 5. Directors and Executive Officers.

Each director holds office until his or her successor is duly qualified. The board of directors and executive officers of our company is as follows:

Name	Age	Position	Director Since
Hyunil Choi	52	Chairman of the Board, President, and CEO	2009
Tea Hyen Shin	44	Secretary and Director	2009
Hyeonggeun Park	52	Treasurer and Director	2009
Heejae Joo	49	Director	2009
Sangyeop Yi	43	Director	2009
Sungmin Cho	52	Director	2009

Hyunil Choi, 52, serves as the Company’s Chairman of the Board, President, and CEO. Mr. Choi has been with Catch By Gene Korea, Ltd since its inception and became the current Company’s CEO and President at its merger in 2009. He holds a Ph.D in Biochemistry from Yonsei Univ, a bachelors of science degree from Korea University in genetic engineering as well as a masters degree in the same subject. Mr. Choi previously acted as Chief Researcher at the Pathology Research Institute. He also serves as a research professor at the Health Science Institute at Yonsei University

Hyeonggeun Park, 52,  has been with Catch By Gene Korea, Ltd since its inception and became the current Company’s director at its merger in 2009. He holds  a bachelors of  science degree from Chung-ang University in animal science. For the previous five years, he served as the CEO Doowon Co., a beverage manufacturer.

Heejae Joo, 49, has served as Professor, Department of Pathology, A-Jou University College of Medicine from 1994. He holds a Ph.D in Pathology from Yonsei Univ, a bachelors of medicine degree from Yonsei University in college of medicine as well as a masters degree in the same subject. He has served as director of our company since 2009.

Sangyeop Yi, 43,  has served as Professor, Department of Pathology, Kwandong University College of Medicine since 2000. He holds a Ph.D in Pathology from Yonsei Univ, a bachelors of medicine degree from Yonsei University in college of medicine as well as a masters degree in the same subject. He has served as director of our company since 2009.

Sungmin Cho, 52, has served as director of our company since 2009.  He holds a bachelors of science degree from KonKuk University in Biology. Until June 2006, Mr. Cho served as director at Hoil Biomed Co.Since 2006,  he serves as the CEO at Kyungmin Co., a distributor of diagnostic regents.

Tea Hyen Shin, 44, is our Secretary and Director. Mr. Shin served as the CEO and President of Mantoman Tech. Co., LTD., an import-export company of component parts and materials, from June 2002 until April 2006. He served in a similar capacity at MB Tech. Inc., a company selling various electronic devices until March 2007. In addition, he has served as Supervising Manager at Dongguk Group, a major conglomerate organization in Korea, where Mr. Shin was able to hone his managerial skills and knowledge with corporate financing and organizational logistics. Mr. Shin’s holds a degree in Mechanical Engineering from Chungju University.

Advisory Boards

Catch By Gene currently does not have an Advisory Board. In the future, the Company may appoint an Advisory Board to review the R&D progress and to discuss the R&D agenda and priorities for the future.

Item 6. Executive Compensation.

The table below sets forth the compensation earned by our chief executive officer for the fiscal years ended December 31, 2009 and 2008. These individuals are collectively referred to as our named executive officers.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total
(a)	(b)	(c)	(d)	(f)	(i)	(j)
Dr. Hyunil Choi	2009	$45,000	$0	$0	$0	$45,000
Chief Executive Officer, President Chairman	2008	45,000	0	0	0	45,000
Tea Hyen Shin	2009	0	0	0	0	0
Director and Secretary	2008	0	0	0	0	0
Hyeonggeun Park	2009	35,000	0	0	0	35,000
Treasurer and Director	2008	35,000	0	0	0	35,000

Employment Arrangements with Named Executive Officers

We currently do not have any employment arrangements with any of our officers or directors.

2009 Director Compensation

Other than the reimbursement of actual and ordinary out-of-pocket expenditures, we did not compensate any of our directors for their services as directors during 2009, other than through the award of stock.

Item 7. Certain Relationships and Related Transactions and Director Independence.

Director Independence

Our board of directors currently consists of six directors. Three of our directors, Heejae Joo, Sangyeop Yi, and Sungmin Cho are considered independent under the definition of independence used by the Nasdaq Capital Market in accordance with Nasdaq Marketplace Rule 4350.

Item 8. Legal Proceedings.

There are not presently any material pending legal proceedings to which we are party or as to which any of our property is subject, and no such proceedings are known to us to be threatened or contemplated against Catch By Gene.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The table below sets forth the high and low bid quotations for our Common Stock as reported on the Pink Sheets for the periods indicated.  Our Common Stock is quoted on the Pink Sheets under the symbol CBYG.

Fiscal Year Ended December 31, 2009

	High	Low
Fiscal Year Ended December 31, 2010
Quarter ended March 31, 2010	$.60	$.10

Quarter ended December 31, 2009	.20	.02
Quarter ended September 30, 2009	.40	.40
Quarter ended June 30, 2009	.30	.30
Quarter ended March 31, 2009	.30	.01

Fiscal Year Ended December 31, 2008
Quarter ended December 31, 2008	.10	.10
Quarter ended September 30, 2008	.15	.10
Quarter ended June 30, 2008	.30	.15
Quarter ended March 31, 2008	3.00	.50

The quotations set forth above reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Outstanding Shares and Number of Stockholders

As of July 1, 2010, there were 44,000,232  shares of the Company’s common stock outstanding, which were held by approximately 417 holders of record.

Dividends

We have never declared or paid dividends on any class of equity securities, and we currently intend to retain any future earnings for use in our business and do not anticipate paying any dividends on our outstanding Common Stock in the foreseeable future.

Item 10. Recent Sales of Unregistered Securities.

The information below lists all of our securities sold by us during the past three years which were not registered under the Securities Act of 1933. We paid no underwriting discounts or commissions in connection with any of the following transactions:

•
On April 13, 2010, we issued 44,000,000 shares of Common Stock, at a purchase price of $.000001 per share, for an aggregate purchase price of $44. These shares and options were issued to accredited investors (as defined under Rule 501(a) promulgated under the Securities Act of 1933) without the use of any general solicitation or public offering, and are therefore exempt from registration under Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder or to foreign investors in reliance of the exemption offered by Regulation S of the Act.

Item 11. Description of Registrant’s Securities to be Registered.

Description Of Capital Stock

Following is a summary of the rights, preferences, privileges and restrictions applicable to the capital stock of Catch By Gene.

Common Stock

We are authorized to issue 15,000,000,000 shares of common stock, par value $0.00001 per share. As of March 31, 2010, we have 44,000,232 shares of common stock outstanding. Each stockholder of record is entitled to one vote for each outstanding share of common stock owned by him on every matter properly submitted to the common stockholders for their vote.

Holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for such purpose, and, after payment of any preferential amounts to holders of preferred stock, holders of common stock are entitled to receive on a pro rata basis all remaining assets of our company available for distribution to the holders of common stock in the event of liquidation, dissolution, or winding up of our company. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock.

Preferred Stock

We are not currently authorized to issue any preferred stock. There are no shares of preferred stock issued and outstanding. The board of directors has the authority to authorize and  issue shares of preferred stock from time to time in one or more series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. We have no present plans to issue any shares of preferred stock.

The board of directors has the authority to issue the authorized but unissued shares of our capital stock without action by the stockholders.  The issuance of any such shares would reduce the percentage ownership held by existing stockholders and may dilute the book value of their shares.

There are no provisions in our Articles of Incorporation or By-laws which would delay, defer or prevent a change in control of the Company.

Item 12. Indemnification of Directors and Officers.

Our Articles of Incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada.  Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful.

Section 78.751 of the Nevada Revised Statutes requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

By-laws provide that:

•
no director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director except with respect to (i) a breach of the director’s loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability which may be specifically defined by law or (iv) a transaction from the director derived an improper personal benefit; and

•	the Company shall indemnify to the fullest extent permitted by law each person that such law grants to the Company power to indemnify.

Any amendment to or repeal of our Articles of Incorporation or by-laws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing  provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data.

See the financial statements and related notes included in Item 15 of this registration statement.

Item 14. Change in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between our company and our accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) Index to Financial Statements.

1.	Audited Annual Financial Statements for the years ended December 31, 2009 and 2008.
2.	Interim Financial Statements for the three and six month periods ended June 30, 2010 and 2009.

 (b) Index to Exhibits.

See the exhibit index immediately following the signature page to this Form 10.

CATCH BY GENE INC.
For the three and six months ended June 30, 2010 and 2009
Consolidated Financial Statements

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 * Fort Lee * NJ 07024
Mailing Address: P.O. Box 436402 * San Ysidro * CA 92143-9402
619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Catch by Gene Inc.

We have reviewed the accompanying condensed consolidated balance sheets of Catch by Gene Inc. as of June 30, 2010 , and the related condensed consolidated statements of operations and cash flows for the six-months period then ended. These financial statements are the representation of the management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).

A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) , the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company’s results of operations and liquidity raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/
Stan J.H. Lee, CPA
August 11, 2010

F-1

Catch By Gene, Inc.
Consolidated Balance Sheets

	As of
	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets

Current assets
Cash	$712	$15,387
Trade-accounts receivable(Note 1)	347,187	372,929
Inventories(Note 1)	46,955	55,020
Other current assets(Deposits and advances)	621	645
Current assets total	395,475	443,981

Property, plant & equipments	87,983	68,817
Intangible assets(patents)	3,222	3,345
Deposits	48,829	50,694
Total assets	$535,509	$566,837

Liabilities and stockholder's equity

Current liabilities
Bank loans(Note 1)	$247,002	$257,341
Accounts payable	277,899	175,269
Other payables	20,574	4,726
Accrued expenses	-	1,025
Current portion of long-term debts	19,859	19,958
Loans from related parties	247,227	197,257
Current liabilities total	812,561	655,576

Long-term liabilities
Long-term borrowings	41,246	85,642
Long-term liabilities total	41,246	85,642
Total liabilities	853,807	741,218

Capital stock	44	44
Capital surplus	110,486	110,486
Comprehensive Loss-translation	(52,944)	(214,389)
Retained earnings (deficits)	(375,884)	(70,523)
Total stockholders' equity	(318,298)	(174,382)

Total liabilities and stockholders' equity	$535,509	$566,837

See accompanying Notes to Financial Statements

F-2

Catch By Gene, Inc.
Statements of Operations

	3-months ended		6-months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Sales	$28,911	$15,890	$81,289	$20,200
Cost of sales	35,707	18,291	113,490	20,665
		0
Gross profits	(6,796)	(2,401)	(32,201)	(465)
		0
Selling, general and administrative expenses	64,269	61,159	113,959	110,885
Operating profits	(71,065)	(63,560)	(146,160)	(111,350)
Non operating incomes
Interest income	-	5	1	5
Gains on foreign currency transaction	-	-	-	-
Miscellaneous income	73	70,358	73	73,468
	73	70,363	74	73,473
Non operating expenses
Interest expense	(983)	(9,815)	(11,422)	(19,139)
Losses on foreign currency transactions	0	0	0	0
Miscellaneous loss	34	(104)	(3,987)	(149)
	(949)	(9,919)	(15,409)	(19,288)
Income (Loss) before income taxes	(71,941)	(3,116)	(161,495)	(57,165)

Income taxes	-	-	-	-
Net income (Loss)	$(71,941)	$(3,116)	$(161,495)	$(57,165)

See accompanying Notes to Financial Statements

F-3

Catch By Gene, Inc.
Statements of Cash Flows
	6-months ended
	June 30, 2010	June 30, 2009
Cash flows from operating activities:

Net income (loss)	$(161,495)	$(57,165)

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation	14,890	-

Change in operating assets and liabilities :
Trade accounts	16,415	(355)
Non-trade accounts receivable	0	62
Advance payments	0	(1,999)
Value added taxes receivable	0	(2,047)
Prepaid expenses	0	134
Prepaid tax	0	0
Inventories	6,337	(14,835)
Non-trade accounts payable	114,415	26,476
Withholdings	(752)	(8,342)
Advance from customers	0	0
Value added taxes payable	(2,607)	0
Accrued expeses	(1,035)	0

Net cash provided by operating activities	(13,832)	(58,071)

Cash from investing activities:

Decrease in short-term loans	-	-
Decrease in leasehold deposits	-	-
Decrease in Long-term financial instrument	-	-
Increase in short-term loans	-	-
Increase of guarantee deposits on rent	-	-
Acquisition of property, plant and equipment	(37,351)	-
Acquisition of Long-term financial instrument	-	(400)

Net cash provided by investing activities	(37,351)	(400)

Cash from financing activities

Increase in capital	-	148,046
Iecrease in Short-term borrowings from related parties	60,027	-
Decrease in short-term borrowings	(932)	-
Decrease in Current portion of long-term debts	(22,890)	-
Decrease in Short-term borrowings from related parties	-	(63,902)
Decrease in Long-term debts	-	(15,278)

Net cash used in financing activities	36,205	68,866

Change in cash due to foreign currency translation adjustment		(1,330)

Net increase (decrease) in cash and cash equivalents	(14,650)	9,065

Cash and cash equivalents at beginning of year	15,362	11,783

Cash and cash equivalents at end of year	$712	$20,848

See accompanying Notes to Financial Statements

F-4

Catch by Gene Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2010

Note 1. Completion of Acquisition

OnSeptember 21, 2009, Clinicares Inc.,  a Nevada Corporation (the “Company”) acquired 70,000 common stock ofCatch by Gene Co. Ltd., a Korean Company ( “Korean Company”) representing all of the outstanding capital stock of the Company in exchange for issuing 40,000,000 shares of the Company. Upon connation of this exchange, there is a total of 44,000,000 common shares issued and outstanding. The Company has no other securities outstanding and no obligation of any kind to issue any additional capital stock warrants, options stock rights or other securities. The Company is a holding company whose asset is 100% of the registered capital of the Korean Company. All of the Company’s operations are conducted in Korea through target company. The Company’s is engaged in research and manufacturing of health diagnostic test kits and marked under CBG HPV-DNA Qualitative and Identification Assay System as main products and CBG HBV-DNA Quantitative Assay System and CBG Smoker Checker System as other products also sold.

NOTE 2. Summary of Significant Accounting Policies and Nature of Operations

Nature of Business and Basis of Presentation

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements, including the estimated useful lives of tangible and intangible assets. Management believes the estimates used in preparing the financial statements are reasonable and prudent. Actual results could differ from these estimates.

Liquidity

These financial statements have been prepared on a going concern basis, which implies the Company will continueto realize its assets and discharge its liabilities in the normal course of business. The Company has not generated substantial revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing  to continue operations, and the attainment of profitable operations. As of June 30, 2010 ( year “2010”) , the Company had cash and cash equivalents of $ 712  as compared to $ 899  at June 30, 2009 (year “2009”) . As of 2010, the Company had working capital deficit of $ 417,086 compared to $ 224,636 as of 2009.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Revenue Recognition

Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”. The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to applicable laws and regulations, including factors such as when there has been evidence of a sales arrangement, delivery has occurred, or service have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured.

Use of Estimates

The preparation of financial statements, in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

F-5

Cash and Cash Equivalents:

Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3)    months or less.

Income Taxes:

The Company complies with the provisions of SFAS No. 109 “Accounting for Income Taxes”. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Income (Loss) Per Share:

In accordance with SFAS No. 128, “Earnings Per Share”, the basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period presented. Diluted net loss per common share is computed similar to basic net loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As at December 31, 2009 and 2008, diluted net loss per share is equivalent to basic net loss per share as there were no dilutive securities outstanding.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high credit quality financial institutions in Korea. The Company has not experienced any losses in such bank accounts through March 31, 2010. At March 31, 2010 and 2009, our bank deposits were as follows:

Country	06/30/2010	06/30/2009
Korea	$712	$899

The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. Accounts are “written-off” when deemed uncollectible.

Net Operating Loss Carry-forward

Income taxes are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income.

Reclassification

Certain account reclassifications have been made to the financial statements of the prior year in order to conform to classifications used in the current year. These changes had no impact on previously stated financial statements of the Company.

Research and Development
Pursuant to FASB No 2, research and product development costs are expensed as incurred.

Special – purpose entities

The Company does not have any off-balance sheet financing activities.

Recent Accounting Pronouncements

Management believes that this statement will not have a significant impact on the financial statements

Fiscal Year

Company adopts December 31 for its accounting fiscal year

F-6

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets or business.

Note 3. Accounts Receivables - Trade

Accounts Receivable represents the balance due from the customers in the normal course of business.

	06/30/2010	06/30/2009
Accounts receivable – trade	$347,187	51,105
Less allowance for doubtful accounts	0	0
Accounts receivable – trade	$347,187	51,105

NOTE 4. Inventories

At  June 30, Inventories consisted mainly of;

	Year 2010	Year 2009
Finished goods	$36,985	56,752
Raw materials	9,970	15,918
Inventories	$46,955	72,670
                          -

NOTE 5. Borrowing from Financial Institutions

Short-term borrowing from a bank in the amount of $ 247,002 as of June 30, 2010 is unsecured with maturity date of May 7, 2010 and carries interest rate of 15.86 % to 17.90 % per annum.
Long-term debts in the amount of $ 41,246 as of June 30, 2010 is secured by guarantee issued by KIBO, an government agency matures on December 26, 2011 and carries interest of 4.13 % to 5.31 % per annum.

NOTE 6. Stockholders’ Equity:

Common stock
The Company is authorized to issue 15,000,000,000 shares of common stock with a par value of $ 0.000001. As of June 30, 2010 and December 31, 2009 Company has 44,000,232  shares issued and outstanding, respectively.

F-7

NOTE 7. Income Tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carry forwards, are dependent upon future earnings, if any, of which the timing and amount are uncertain. Accordingly, the net deferred tax asset related to the net operating loss carry forwards  has been fully offset by a valuation allowance. The Company has a net operating loss carry forward for tax purposes totaling approximately $ 879,655  at March 31, 2010 . The net operating loss carries forwards for income taxes, which may be available to reduce future years' taxable income. These carry forwards will expire, if not utilize, through 2030 and are subject to the Internal Revenue Code Section 382, which places a limitation on the amount of taxable income that can be offset by net operating losses after a change in ownership. Management believes that the realization of the benefits from these losses appears uncertain due to the Company's continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as warranted.

NOTE 8: Commitment and contingencies

Company leases its research facilities and office space for its headquarters operation at a monthly rent of $ 1,092 which expires on October 31, 2010.

NOTE 9. Subsequent Events

Change in Shell Company Status

As a result of the consummation of the Merger described in Note 1 , we believe that we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

F-8

CATCH BY GENE INC.
December 31, 2009
Consolidated Financial Statements

CATCH BY GENE CO. LTD.
December 31, 2008
Financial Statements

STAN J.H. LEE, CPA
2160 North Central Rd Suite 203 * Fort Lee * NJ 07024
P.O. Box 436402 * San Ysidro * CA 92143-6402
619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of CATCH BY GENE INC.

We have audited the accompanying consolidated balance sheet of CATCH BY GENE INC. as of December 31, 2009 and the related  consolidated statements of operation, changes in shareholders’ equity and cash flows for the fiscal year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board(United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CATCH BY GENE INC. as of December 31, 2009 and the results of its operation and its cash flows for the fiscal year then ended in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in the notes to the financial statements, the Company’s lack of liquidity and accumulated losses from operations raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA
__________________________
Stan J.H. Lee, CPA
Fort Lee, NJ 07024
March 25, 2010

CATCH BY GENE INC.
Consolidated Statements of Financial Position

	As of December 31
	2009	2008
	(in USD)	(in USD)
ASSETS CURRENT ASSETS	( Consolidated - Catch By Gene Inc. , formerly Clinicares Inc.	Catch By Gene Co. Ltd. a Korean Co stand alone)
Cash	$15,387	$11,705
Trade notes receivable, net	372,929	51,488
Inventory	55,020	57,922
Other current assets ( Deposits and advances)	645	1,298

TOTAL CURRENT ASSETS	443,981	122,413

Property and equipment - net of accumulated depreciation	68,817	38,951
Patents	3,345	3,081
Deposit	50,694	46,687
TOTAL OTHER ASSETS	122,857	88,719
TOTAL ASSETS	$566,838	$211,133

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Commitments and Contingencies

CURRENT LIABILITIES
Bank loans	$257,341	$237,001
Accounts payable	175,269	23,177
Other payables	4,726	12,198
Accrued expenses	1,025	-
Corporation income and business taxes payable	19,958	-

Loans from related parties	197,257	157,966
TOTAL CURRENT LIABILITIES	655,576	430,341
Long-term borrowing	42,821	118,500
Borrowing from a financial institution	42,821	-
TOTAL LIABILITIES	85,643	118,500
TOTAL LIABILIITIES	741,219	548,841

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	44	237,001
Additional paid-in capital	110,486	237,001
Retained earnings (Deficit)	(214,389)	(862,220)
Other comprehensive income (loss) - foreign currency translation	(70,523)	50,510
TOTAL STOCKHOLDERS' EQUITY	(174,382)	(337,709)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$566,838	$211,133

See accompanying Notes to Financial Statements

CATCH BY GENE INC.
Consolidated Statements of Opreations

	For the fiscal years ended December 31
	2009	2008

	(in USD)	(in USD)
	( Consolidated - Catch By Gene Inc. , formerly Clinicares Inc.	Catch By Gene Co. Ltd. a Korean Co. - stand alone)
Sales	365,952	$77,;19
	365,952	77,919
COST OF REVENUES	104,241	67,127
GROSS PROFIT	261,711	10,791
OPERATING COSTS:
Selling, general and administrative expenses	282,626	310,505
Depreciation expense
Total Operating Costs	282,626
OPERATING INCOME (LOSS)	(20,915)	(299,714)
OTHER INCOME & (EXPENSES)	0	-
	0	-
Interest income	11	678
Interest expense	(42,373)	(27,075)
Non-operating income	82,526	47,662
Non-operating expense	(326)	(102)
Loss in disposal of assets	(12)	(2,772)

Total Other Income & (Expenses)	39,826	18,391
NET INCOME BEFORE INCOME TAX & BENEFIT	18,912	(281,323)
Current income taxes
NET INCOME (LOSS)	18,912	$(281,323)

COMPREHENSIVE INCOME (LOSS):
Unrealized foreign currency translation income (loss)	77,988	73,871
COMPREHENSIVE INCOME (LOSS)	96,900	$(207,452)
EARNINGS PER SHARE - BASIC & DILUTED	0.002	$(4.689)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING		60,000

DILUTED EARNINGS (LOSS) PER SHARE	0.002	$(4.689)
WEIGHTED AVERAGE OF DILUTED COMMON SHARES OUTSTANDING		60,000

See accompanying Notes to Financial Statements

CATCH BY GENE CO. INC.
Consolidated Statements of Stockholders' Equity (Deficit)

(in USD)

	Common	Common	Capital	Retained Earnings	Other	Total Stockholders'
	Shares	Stock	Surplus	(Deficit)	Item	Equity

Balance, January 1, 2008	60,000	$312,191	$312,191	$(654,768)	$-	$(30,386)

Net loss for the year ended December 31, 2008				(281,323)		(281,323)
Foreign currency translation adjustment		(75,190)	(75,190)	73,871	50,510	(25,999)

Balance, December 31, 2008	60,000	237,001	237,001	(862,220)	50,510	(337,709)

Capital contribution, 5/7/2009	10,000	63,230	149,010			212,240

Net income for the year ended December 31, 2009				18,912		18,912
Foreign currency translation adjustment				53,207	(121,033)	(67,826)

Effects of merger, Sept 21, 2009, 44,000,000 common shares at $ .000001 par value after the merger	43,930,000	(300,187)	(275,525)	575,712		-

Balance, December 31, 2009	44,000,000	$44	$110,486	$(214,389)	$(70,523)	$(174,382)

See accompanying Notes to Financial Statements

CATCH BY GENE INC.
Consolidated Statements of Cash Flows

	For the fiscal years ended
	December 31
	2009	2008

	(in USD)	(in USD)
	( Consolidated - Catch By Gene Inc. , formerly Clinicares Inc.	Catch By Gene Co. Ltd. a Korean Co. - stand alone)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$18,912	$(281,323)

Adjustments to reconcile net income to net cash provided by operating activities

Depreciation of fixed assets
Decrease (increase) of accounts receivable	(288,938)	(39,004)
Decrease (increase) of inventories	7,175	(66,482)
Decrease (increase) of other current assets	697	(15,838)
Increase (decrease) of accounts payable	136,806	21,038
Increase (decrease) of other payables	(7,764)	13,091
Increase (decrease) of accured expenses	934	21,038
Increase (decrease) of corporation income and business taxes payable	18,190	-
Net Cash Provided by (Used in) Operating Activities	(113,988)	(347,479)
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in short-term investment	2,345	18,023
Purchase of tools and equipment	(24,174)	(21,214)
Net Cash Provided by (Used in) Investing Activities	(21,828)	(3,192)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash from issuance of common stock	156,362	-
Loans fromrelated parties	23,454	181,311
Advance repaid	0	55,351
Repayment of bank loans	(39,216)	(13,601)
Net Cash Provided by (Used in) Operating Activities	140,601	223,060
Effect of exchange rate on cash	1,267	16,431
Net Increase (Decrease) in Cash	3,682	(108,810)
Cash at Beginning of Year	11,705	120,515
Cash at End of Year	$15,387	$11,705
Supplemental Cash Flow Disclosures:
Cash paid during year for interest	$42,373	$27,075
Cash paid during year for taxes	$-	$-

See accompanying Notes to the Financial Statements

CATCH BY GENE INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 and 2008

Note 1. Completion of Acquisition

On September 21, 2009, Clinicares Inc., a Nevada Corporation (the “Company”) acquired 70,000 common stock of Catch by Gene Co. Ltd., a Korean Company ( “Korean Company”) representing all of the outstanding capital stock of the Company in exchange for issuing 40,000,000 shares of the Company. Upon connation of this exchange,there is a total of 44,000,000 common shares issued and outstanding. The Company has no other securities outstanding and no obligation of any kind to issue any additional capital stock warrants, options stock rights or other securities. The Company is a holding company whose asset is 100% of the registered capital of the Korean Company. All of the Company’s operations are conducted in Korea through target company. The Company’s is engaged in research and manufacturing of health diagnostic test kits and marked under CBG HPV-DNA Qualitative and Identification Assay System as main products and CBG HBV-DNA Quantitative Assay System and CBG Smoker Checker System as other products also sold.

NOTE 2. Summary of Significant Accounting Policies and Nature of Operations Nature of Business and Basis of Presentation

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements, including the estimated useful lives of tangible and intangible assets. Management believes the estimates used in preparing the financial statements are reasonable and prudent. Actual results could differ from these estimates.

Liquidity

As of December 31, 2009 ( “2009”) , the Company had cash and cash equivalents totaling $ 15,387 as compared to $ 11,705 at December 31, 2008 (“2008”) . As of 2009, the Company had working capital of $ (211,595) compared to a working capital of $ (307,928) as of 2008. The Company believes its available cash, cash equivalents, in combination with additional capital planned to raise and loans from related party(ies) will be sufficient to meet its anticipated capital requirements which consist mainly on-going working capital needs. Additionally the profitable operation has started generating internal cash flow from within.

Revenue Recognition

Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”. The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to applicable laws and regulations, including factors such as when there has been evidence of a sales arrangement, delivery has occurred, or service have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured.

Use of Estimates

The preparation of financial statements, in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Cash and Cash Equivalents:

Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

Income Taxes:

The Company complies with the provisions of SFAS No. 109 “Accounting for Income Taxes”. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Income (Loss) Per Share:

In accordance with SFAS No. 128, “Earnings Per Share”, the basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period presented. Diluted net loss per common share is computed similar to basic net loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As at December 31, 2009 and 2008, diluted net loss per share is equivalent to basic net loss per share as there were no dilutive securities outstanding.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high credit quality financial institutions in Korea. The Company has not experienced any losses in such bank accounts through December 31, 2009. At December 31, 2009 and 2008 , our bank deposits were as follows:

Country	12/31/2009	12/31/2008

Korea	$15,387	$11,705

The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. Accounts are “written-off” when deemed uncollectible. As of December 31, 2009 and 2008 ( “2009” and “2008”), balances of accounts receivable were $ 372,929 and $ 51,488, respectively.

Net Operating Loss Carry-forward

Income taxes are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income.

Reclassification

Certain account reclassifications have been made to the financial statements of the prior year in order to conform to classifications used in the current year. These changes had no impact on previously stated financial statements of the Company.

Research and Development
Pursuant to FASB No 2, research and product development costs are expensed as incurred. The Company incurred expense of $ 75,685 for the year 2009 and $ nil for 2008.

Special – purpose entities

The Company does not have any off-balance sheet financing activities.

Recent Accounting Pronouncements

Management believes that this statement will not have a significant impact on the financial statements

Fiscal Year

Company adopts December 31 for its accounting fiscal year

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets or business.

Note 3. Accounts Receivables - Trade

Accounts Receivable represents the balance due from the customers in the normal course of business.

Accounts Receivables – Trade	Year 2009	Year 2008

Accounts receivable	$372,929	$51,488
Less) Allowance for Doubtful Accounts	-0-	-0-
	$372,929	$51,488

NOTE 4. Inventories

At December 31, Inventories consisted mainly of;

Inventories	Year 2009	Year 2008

Raw material	$16,506	$17,377
Finished goods	38,514	40,545
	$55,020	$57,922

NOTE 5. Borrowing from Financial Institutions

		Year 2009	Year 2008	Terms and conditions

Short-term	Borrowing from a Bank	$257,341	$237,001	Unsecured. Matures on May 7, 2010 and carries interest rate of 15.86 % to 17.9 % per annum

Long-term	Borrowing from a government agency	$42,821	$118,500	Matures on Dec 26, 2011 and carries interest rate of 4.13 to 5.31 % per annum. Secured by guarantee issued by KIBO, a government agency

	Borrowing from a government agency	$42,821	$-0-	Same term as above

NOTE 6. Stockholders’ Equity:

Common stock

The Company is authorized to issue 15,000,000,000 shares of common stock with a par value of $ 0.000001. As of December 31, 2009 and 2008, Company has 44,000,000 and 70,000 shares issued and outstanding, respectively.

NOTE 7. Income Tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carryforwards, are dependent upon future earnings, if any, of which the timing and amount are uncertain. Accordingly, the net deferred tax asset related to the net operating loss carryforward has been fully offset by a valuation allowance. The Company has a net operating loss carry forward for tax purposes totaling approximately $ 790,101 at December 31, 2009. The net operating loss carries forwards for income taxes, which may be available to reduce future years' taxable income. These carry forwards will expire, if not utilize, through 2029 and are subject to the Internal Revenue Code Section 382, which places a limitation on the amount of taxable income that can be offset by net operating losses after a change in ownership. Management believes that the realization of the benefits from these losses appears uncertain due to the Company's continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as warranted.

NOTE 8: Commitment and contingencies

Company leases its research facilities and office space for its headquarters operation at a monthly rent of $ 1,092 which expires on October 31, 2010.

NOTE 9. Subsequent Events

Change in Shell Company Status

As a result of the consummation of the Merger described, we believe that we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Pro Forma Condensed Combined Balance Sheets and Statement of Operations

On September 21, 2009 , the Company’s shareholders entered into a Share Exchange Agreement with Catch by Gene Co. Ltd. a Korean Company as described in Note 1.
.
Pro Forma accounting effects of Share Exchange Agreement are presented in the following tables which presents the combined results of financial statements and operations as they may have appeared had the acquisition and financing transactions described above occurred as of January 1, 2009 ( the effective date of start of accounting fiscal year of the Company) . The unaudited pro forma condensed combined balance sheet and statement of operations has been derived from and should be read together with the historical financial statements of notes of Clincares Inc. and the historical financial statements of the Korean Company, both prepared in accordance with accounting principles generally accepted in the United States (‘U.S. GAAP”), for the year December 31, 2009 and 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

CATCH BY GENE, INC. (Registrant)

Date: August 17, 2010	By:	/s/ DR. Hyunil Choi
Dr. Hyunil Choi
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Incorporation and Amendment

3.2	By-Laws

23.1	Consent of Stan J.H. Lee, CPA